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TABLE OF CONTENTS1

Filed pursuant to Rule 424(b)(5)
Registration No. 333-214613

PRICING SUPPLEMENT (To prospectus supplement dated November 18, 2016 and prospectus dated November 18, 2016)

KfW, Frankfurt/Main, Federal Republic of Germany

$3,000,000,000

2.875% Global Notes due 2028

        KfW, also known as Kreditanstalt für Wiederaufbau, will pay interest on the notes in two equal semi-annual installments in arrears on April 3 and October 3, commencing on October 3, 2018. The first interest payment will be for interest accrued from, and including, January 31, 2018 to, but excluding, October 3, 2018. The notes will mature on April 3, 2028. The notes will not be redeemable at any time prior to maturity.

        KfW will make payments with respect to the notes without deduction or withholding of taxes, unless otherwise required by law. There will be no "gross-up" provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

        Pursuant to the Law Concerning KfW, the notes will benefit from a statutory guarantee of the Federal Republic of Germany.

        The notes are governed by the laws of the Federal Republic of Germany and provide that the District Court (Landgericht) in Frankfurt am Main is the exclusive jurisdiction in which an action or other legal proceedings arising out of or in connection with the notes may be brought.

        Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005, as amended (the "Luxembourg Prospectus Act").

	Per Note	Total
Price to public(1)	99.995%	$2,999,850,000
Underwriting commissions	0.175%	$5,250,000
Proceeds to KfW(1)(2)	99.820%	$2,994,600,000

(1)
Plus accrued interest, if any, from January 31, 2018, if settlement occurs after that date.

(2)
Before deduction of expenses payable by KfW.

        The managers named in this pricing supplement are offering the notes subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the notes will be made upon the instructions of the managers through the facilities of The Depository Trust Company, New York, also known as DTC, as well as through the facilities of other clearing systems that participate in DTC, including Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear Bank SA/NV, also known as Euroclear, on or about January 31, 2018. The notes will be represented by one or more permanent global certificates and will not be exchangeable for definitive certificates except in the limited circumstances described in the accompanying prospectus supplement. The notes have been assigned a CUSIP number of 500769HS6, an ISIN number of US500769HS68 and a common code of 111730938.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	J.P. Morgan	TD Securities

Pricing Supplement dated January 26, 2018

        This pricing supplement should be read together with the accompanying prospectus supplement dated November 18, 2016 setting forth information relating to U.S. dollar-denominated global notes, the accompanying prospectus dated November 18, 2016, and the documents incorporated herein by reference. See "Incorporation by Reference" in this pricing supplement. These documents taken together are herein referred to as the "disclosure document." The documents incorporated herein by reference contain information regarding KfW, the Federal Republic of Germany and other matters. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-214613) filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 relating to our debt securities described in the prospectus.

        If the information in this pricing supplement differs from the information contained in the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement.

        The disclosure document fulfills the requirements for a simplified prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act. It does not constitute a prospectus pursuant to Part II of the Luxembourg Prospectus Act, which transforms Directive 2003/71/EC (the "Prospectus Directive") into law in Luxembourg. Accordingly, the disclosure document does not purport to meet the format and the disclosure requirements of the Prospectus Directive and Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive, and it has not been, and will not be, submitted for approval to any competent authority within the meaning of the Prospectus Directive. The notes issued pursuant to the disclosure document will therefore not qualify for the benefit of the single European passport pursuant to the Prospectus Directive.

        The Luxembourg Stock Exchange takes no responsibility for the content of the disclosure document, makes no representations as to its accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of the disclosure document. KfW accepts full responsibility for the accuracy of the information contained in the disclosure document, and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

        You should rely only on the information provided in the disclosure document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where such offer is not permitted. You should not assume that the information contained in the disclosure document is accurate as of any date other than the date on the front of each document forming part of the disclosure document or, with respect to information incorporated by reference, as of the date of such information.

        References herein to "euro" or "€ " are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to "U.S. dollars" or "$" are to United States dollars.

        For historical information regarding exchange rates between euro and U.S. dollars, see KfW's annual report on Form 18-K, as amended, which is incorporated by reference herein. The euro foreign exchange reference rate as published by the European Central Bank on January 25, 2018 was €1.00 = $1.2407.

        References herein to "we" or "us" or similar expressions are to KfW. References to "KfW Bankengruppe" or "group" are to KfW and its consolidated subsidiaries.

        In connection with this offering of notes, J.P. Morgan Securities plc or any person acting for it may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the notes and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by J.P. Morgan Securities plc or any person acting for it in accordance with all applicable laws and rules.

INCORPORATION BY REFERENCE

        The SEC and the Luxembourg Stock Exchange allow us to "incorporate by reference" into this pricing supplement and the accompanying prospectus supplement and prospectus the information in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of the information provided to you, and information that we file later with the SEC and the Luxembourg Stock Exchange, in each case to the extent it stipulates that it is to be incorporated by reference, will automatically update and supersede this information. We incorporate by reference the documents and any amendments to them filed with the SEC and the Luxembourg Stock Exchange until completion of this offering. For a list, see "Where You Can Find More Information" in the accompanying prospectus.

        We will provide, without charge, to each person to whom a copy of this pricing supplement has been delivered, upon the request of such person, a copy of any or all of the documents deemed to be incorporated herein by reference unless such documents have been modified or superseded as specified above. Requests for such documents should be directed to KfW at its office at Palmengartenstraße 5-9, D-60325 Frankfurt am Main. In addition, such documents will be available free of charge from The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 rue Eugene Ruppert, L-2453 Luxembourg. See "General Information—Further Information" in this pricing supplement. You may also request a copy of these filings at no cost by writing to The Bank of New York Mellon, 225 Liberty Street, New York, NY 10286, U.S.A.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $2,994,600,000 (after deducting underwriting commissions). The net proceeds from the sale of the notes will be used by us in our general business.

TERMS OF THE NOTES

        The following description of the particular terms and conditions of the notes offered hereby (referred to as the "notes" in this pricing supplement and the accompanying prospectus supplement and as the "securities" in the accompanying prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of notes set forth in the accompanying prospectus supplement and prospectus, to which description reference is hereby made. The description of the terms and conditions below (with the exception of certain explanatory text designated by italics) is substantially the same as the legally binding English language text thereof and is qualified in its entirety by reference thereto. A copy of the form of conditions has been filed with the SEC as an exhibit to the registration statement.

General Provisions

        Aggregate Principal Amount and Denomination.    The notes will be issued in the aggregate principal amount of three billion U.S. dollars ($3,000,000,000), divided into three million notes in the denomination of $1,000 each, which will rank equally among themselves.

        Global Certificates, Notes and Form.    The notes will be represented by one or more permanent global certificates without interest coupons (the "global certificates"). The global certificates will be kept in custody by The Bank of New York Mellon, New York, also known as BNY Mellon, or any successor, as custodian for DTC until all of our obligations under the notes have been satisfied. The global certificates will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, recorded in a register kept by the registrar (as defined under "—Registrar and Paying Agent") and represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each person ultimately holding a note is referred to herein as a "noteholder." Each global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under "—Registrar and Paying Agent"). Definitive certificates and interest coupons for individual notes will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a noteholder may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see "Clearing and Settlement—The Clearing Systems—DTC" in the accompanying prospectus supplement).

        Transfer.    The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under "Clearing and Settlement—Transfers" in the accompanying prospectus supplement.

Status

        The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest Rate and Due Dates.    The notes will bear interest at the rate of 2.875% per year as from January 31, 2018. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest is payable, subject to the last two sentences of this subsection, in two equal semi-annual installments in arrears on April 3 and October 3. The first interest payment, which will be for the period commencing on January 31, 2018 (inclusive) and ending on October 3, 2018 (exclusive), will be due on October 3, 2018. The interest amount for this period will total $58,218,750.00 for the aggregate principal amount of $3,000,000,000.

        Late Payment.    Should we fail to redeem the notes on the due date therefor, interest on the notes will, subject to the provisions with respect to business days (as defined under "—Payments—Business Days" in this pricing supplement), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank effective as of January 1 and July 1 in each year. On December 19, 2017, the German Federal Bank announced a base rate of -0.88% per annum, making the default rate for the first half of 2018 4.12%.

        Accrued Interest.    If it is necessary to compute interest for a period of other than a full year ("Calculation Period"), interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month and the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

Maturity; Repurchase

        Maturity.    The notes will be redeemed at their aggregate principal amount on April 3, 2028. Subject to the provisions with respect to termination for default set forth under "—Termination for Default" in this pricing supplement, neither will we be entitled to redeem, nor will any noteholder be entitled to demand the repayment of the notes prior to their stated maturity.

        Repurchase.    We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.

Payments

        Payments.    Payments of principal of, and interest on, the notes will be made in U.S. dollars on the relevant payment date (see "—Payment Date and Due Date" below) to, or to the order of, the registered holder registered at the close of business on the relevant record date (see "—Record Date" below) in the register kept by the registrar. The funds will be distributed through the relevant DTC participants (see "Clearing and Settlement—Certification and Custody" in the accompanying prospectus supplement) to the noteholders as of the relevant record date.

        All payments made by or on behalf of us to, or to the order of, the registered holder at the close of business on the relevant record date in the register will discharge our liability under the notes to the extent of the sums so paid.

        Record Date.    The record date for purposes of payments of principal and interest (see "—Payments" above) will be, in respect of each such payment, the tenth New York business day prior to the relevant payment date.

        Business Days.    If any due date for payment of principal or interest to, or to the order of, the registered holder is not a New York business day, such payment will not be made until the next day which is a New York business day, and no further interest will be paid in respect of the delay in such payment. "New York business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

        Payment Date and Due Date.    For the purposes of the terms and conditions of the notes, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the interest payment date or the maturity date set forth above, without taking account of any such adjustment.

Taxes

        All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no "gross-up" provision requiring additional payments to be made in respect of the notes in the event of imposition of deduction or withholding of taxes or other duties.

Termination for Default

        Any noteholder may, at its option, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holder before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a notice in text format (Textform, e.g. email or fax) or in written form to be sent to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder's custodian as set forth under "—Governing Law; Jurisdiction; Enforcement and Language—Enforcement" in this pricing supplement. Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.

Registrar and Paying Agent

        We will appoint The Bank of New York Mellon SA/NV, Luxembourg Branch as initial registrar (the "registrar"), BNY Mellon as paying agent, and, to the extent required by law, The Bank of New York Mellon acting through its Frankfurt branch ("BNY Mellon Frankfurt") as additional paying agent (BNY Mellon and, if applicable, BNY Mellon Frankfurt in performing such function, the "paying agent"). We reserve the right at any time to vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the "specified office"), provided that there will at all times be a registrar and a paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or the paying agent or in their specified offices by publication in the manner set forth under "—Notices" in this pricing supplement.

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any noteholder and are not in any event accountable to the registered holder or any noteholder.

Further Issues

        We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest will accrue may vary), so that such additional notes will be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term "notes" will, in the event of such increase, also include such additional notes.

Notices

        All notices regarding the notes will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement and Language

        Governing Law.    The notes, both as to form and content, as well as our rights and duties and those of the noteholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying a principal amount of notes credited on the date of such statement to such noteholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which participates in DTC.

        Language.    The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.

 SUPPLEMENTAL INFORMATION ON UNITED STATES TAXATION

        The notes will be issued with a de minimis amount of original issue discount ("OID"). While a United States holder is generally not required to include de minimis OID in income prior to the sale or maturity of the notes, under recently enacted legislation, United States holders that maintain certain types of financial statements and that are subject to the accrual method of tax accounting may be required to include de minimis OID on the notes in income no later than the time upon which they include such amounts in income on their financial statements. United States holders that maintain financial statements should consult their tax advisors regarding the tax consequences to them of this legislation.

SUBSCRIPTION AND SALE

Subscription Agreement

        J.P. Morgan Securities plc, Merrill Lynch International and The Toronto-Dominion Bank (collectively, the "managers") have agreed with us, severally and not jointly, pursuant to a subscription agreement dated January 26, 2018 (the "subscription agreement"), to subscribe and pay for the principal amount of the notes set forth opposite their respective names below at 99.995% of their principal amount less a combined commission of 0.175% of such principal amount.

Managers	Principal amount of notes
J.P. Morgan Securities plc	$1,000,000,000
Merrill Lynch International	$1,000,000,000
The Toronto-Dominion Bank	$1,000,000,000

Total	$3,000,000,000

        Under the terms and conditions of the subscription agreement, the managers are committed to take and pay for all of the notes, if any are taken. The managers propose to offer the notes in part directly to the public at the price to public set forth on the cover page of this pricing supplement and in part to dealers at such price less a concession of 0.175%. After the initial public offering, the price to public may be changed.

        We have agreed in the subscription agreement to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The managers have agreed to bear certain expenses relating to the offering of the notes.

        The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. The selling restrictions applicable to the notes are set forth under "Subscription and Sale—Certain Selling Restrictions" in the accompanying prospectus supplement.

Delivery and Settlement

        It is expected that delivery of the notes will be made upon instruction of the managers against payment on or about the closing date, which will be the fifth business day following the date of pricing of the notes (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Notice by the Managers to Distributors Regarding MiFID II Product Governance

        The managers acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, "MiFID II") hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the managers in respect of the notes in accordance with the product governance rules under MiFID II has led the managers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the managers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the managers' target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

 VALIDITY OF THE NOTES

        The validity of the notes will be passed upon on behalf of KfW by the Legal Department of KfW, and on behalf of the managers by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Further Information

        Further information concerning the notes and concerning KfW and the Federal Republic of Germany may be found on file with the SEC, as described in greater detail under the heading "Where You Can Find More Information" in the accompanying prospectus.

Documents Available

        For so long as the notes are outstanding, copies of the documents mentioned in this pricing supplement will be available free of charge during the usual business hours at the specified offices of the Luxembourg listing agent, The Bank of New York Mellon SA/NV, Luxembourg Branch, 2-4 rue Eugene Ruppert, L-2453 Luxembourg ("BNY Mellon Luxembourg"), including:

  •
  the form of global certificates, including the terms of the notes;

  •
  the Law Concerning KfW and KfW's by-laws;

  •
  the form of subscription agreement;

  •
  the agency agreement appointing BNY Mellon, BNY Mellon Luxembourg and, to the extent required by law, BNY Mellon Frankfurt as agents;

  •
  the most recent annual report of KfW; and

  •
  the documents incorporated by reference as stated under "Incorporation by Reference" in this pricing supplement.

Listing

        Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act and in accordance with the rules thereof. This pricing supplement, together with the accompanying prospectus supplement and prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Additional Paying Agent

        We have appointed The Bank of New York Mellon Filiale Frankfurt am Main, Messe Turm, Friedrich-Ebert-Anlage 49, 60327 Frankfurt am Main, as an additional paying agent. Moreover, we have appointed BNY Mellon Luxembourg as Luxembourg paying and transfer agent, to act in such capacities should we be required to issue definitive certificates representing individual notes. In such case, noteholders should contact BNY Mellon Luxembourg regarding payment and transfer.

Securities Identification Numbers

        The notes have been assigned a CUSIP number of 500769HS6, an ISIN number of US500769HS68, a common code of 111730938 and a WKN number of A2LQE3.

Authorization

        The issuance of the notes was authorized by resolution of KfW's Board of Supervisory Directors on June 29, 2017.

Auditors

        The independent auditors of KfW are KPMG AG Wirtschaftsprüfungsgesellschaft for the fiscal year ended December 31, 2016 and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft for the fiscal year ended December 31, 2017 onwards.

Interim Financial Statements

        KfW does not publish interim financial statements.

Material Change

        Except as disclosed herein, there has been no material adverse change in the business, financial position capitalization or results of operations of KfW since the date of the latest audited financial statements of KfW.

Litigation

        To the best knowledge of KfW, except as otherwise disclosed herein, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving KfW which would materially adversely affect the financial position of KfW.

PROSPECTUS SUPPLEMENT (To prospectus dated November 18, 2016)	Filed pursuant to Rule 424(b)(3) Registration No. 333-214613

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to U.S. Dollar-Denominated Global Notes

Prospectus Supplement dated November 18, 2016

INFORMATION RELATING TO U.S. DOLLAR-DENOMINATED GLOBAL NOTES

        The following description will apply to certain U.S. dollar-denominated global notes offered by KfW's prospectus dated November 18, 2016 (referred to herein as the "notes" and in the prospectus as the "securities"). If and to the extent that the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW's debt securities in the prospectus dated November 18, 2016.

 DESCRIPTION OF THE NOTES

General Provisions

        Aggregate Principal Amount and Denomination.    The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the denomination of $1,000 each, which will rank equally among themselves.

        Global Certificates, Notes and Form.    The notes will be represented by one or more permanent global certificates without interest coupons (the "global certificates"). The global certificates will be kept in custody by a custodian specified in the applicable pricing supplement, or any successor to such custodian, for The Depository Trust Company, New York, also known as DTC, until all of our obligations under the notes have been satisfied. The global certificates will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, recorded in a register kept by the registrar identified in the applicable pricing supplement and represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each person ultimately holding a note is referred to herein as a "noteholder." Each global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent identified in the applicable pricing supplement. Definitive certificates and interest coupons for individual notes will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depository is not obtained. In such a case, a noteholder may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see "Clearing and Settlement — The Clearing Systems — DTC").

        Transfer.    The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under "Clearing and Settlement — Transfers."

Status

        The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest Rate and Due Dates.    Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in two equal semi-annual installments in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

        Late Payment.    Should we fail to redeem the notes on the due date therefor, interest on the notes will, subject to the provisions with respect to business days (as defined under "— Payments — Business Days"), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank effective as of January 1 and July 1 in each year.

        Accrued Interest.    Unless otherwise set forth in the applicable pricing supplement, if it is necessary to compute interest for a period other than a full year, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Maturity; Early Redemption; Repurchase

        Maturity.    The notes will be redeemed at their aggregate principal amount on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to early redemption set forth under "— Early Redemption," if specified in the applicable pricing supplement, and termination for default set forth under "— Termination for Default," neither will we be entitled to redeem, nor will any noteholder be entitled to demand the repayment of the notes prior to their stated maturity.

        Early Redemption.    If specified in the applicable pricing supplement, the notes may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the aggregate principal amount together with interest accrued to, but excluding, the applicable early redemption date.

        If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

        Repurchase.    We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our option, be held or surrendered to the paying agent for cancellation.

Payments

        Payments.    Payments of principal of, and interest on, the notes will be made in U.S. dollars on the relevant payment date (see "— Payment Date and Due Date") to, or to the order of, the registered holder registered at the close of business on the relevant record date (see "— Record Date") in the register kept by the registrar. The funds will be distributed through the relevant DTC participants (see "Clearing and Settlement — Certification and Custody") to the noteholders as of the relevant record date.

        All payments made by or on behalf of us to, or to the order of, the registered holder at the close of business on the relevant record date will discharge our liability under the notes to the extent of the sums so paid.

        Record Date.    The record date for purposes of payments of principal and interest (see "— Payments") will be, in respect of each such payment, the tenth New York business day prior to the relevant payment date.

        Business Days.    If any due date for payment of principal or interest to, or to the order of, the registered holder is not a New York business day, such payment will not be made until the next day which is a New York business day, and no further interest will be paid in respect of the delay in such payment. "New York business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

        Payment Date and Due Date.    For the purposes of the terms and conditions of the notes, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Taxes

        All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no "gross-up" provision.

Termination for Default

        Unless otherwise specified in the applicable pricing supplement, any noteholder may, at its option, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holder before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a notice in text format (Textform, e.g. email or fax) or in written form to be sent to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder's custodian as set forth under "— Governing Law; Jurisdiction; Enforcement; Language — Enforcement." Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.

Registrar and Paying Agent

        We will appoint an initial registrar (the "registrar") and paying agent, identified in the applicable pricing supplement, and, to the extent required by law, an additional paying agent located in Germany (the paying agent referred to at the beginning of this paragraph and, if applicable, the additional paying agent, the "paying agent"). We reserve the right at any time to vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the "specified office"), provided that there will at all times be a registrar and a paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or the paying agent or in their specified offices by publication in the manner set forth under "— Notices."

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any noteholder and are not in any event accountable to the registered holder or any noteholder.

Further Issues

        We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest will accrue may vary), so that such additional notes will be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term "notes" will, in the event of such increase, also include such additional notes.

Notices

        All notices regarding the notes will be published (a) in the Federal Republic of Germany in the Federal Gazette (Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law; Jurisdiction; Enforcement; Language

        Governing Law.    The notes, both as to form and content, as well as our rights and duties and those of the noteholders, will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes, including transfers and pledges, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying a principal amount of notes credited on the date of such statement to such noteholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which participates in DTC.

        Language.    The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.

CLEARING AND SETTLEMENT

        The information set forth below with respect to DTC, Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

Certification and Custody

        Clearing and settlement arrangements, including the existing links between Euroclear Bank SA/NV, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking S.A., Luxembourg ("CBL") and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates without interest coupons which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under "— The Clearing Systems — DTC." The global certificates, which are to be held by a custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC ("DTC participants"). The notes are expected to be accepted for clearing and settlement through DTC on the closing date specified in the applicable pricing supplement. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear ("Euroclear participants") and customers of CBL ("CBL customers") are also represented by the global certificates.

        The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under "— The Clearing Systems — DTC."

        We will appoint an initial registrar and paying agent, and, to the extent required by German law, an additional paying agent located in Germany, as described in greater detail under the heading "Description of the Notes — Registrar and Paying Agent" and the applicable pricing supplement.

        Each issue of notes will be assigned an ISIN number, a CUSIP number, a common code and a WKN number, as set forth in the applicable pricing supplement.

Payments

        Principal and interest payments on the notes will be made to the registered holder in U.S. dollars as set forth under "Description of the Notes — Payments." All payments duly made by or on behalf of us to, or to the order of, the registered holder will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under "— The Clearing Systems — DTC") to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

The Clearing Systems

Overview

        Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositories, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants' accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

        Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.

        To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Payment of principal of and interest on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct DTC participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the paying agent on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC), is our or the paying agent's responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

        If applicable, redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each DTC participant in such issue to be redeemed.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

CBL

        CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the settlement and custody of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars. CBL provides to its customers, among other things, services for safekeeping, administration, settlement and custody of securities, as well as collateral management, securities lending and borrowing services. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

        CBL is licensed as a credit institution in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier. CBL is also a depository of securities and other financial instruments which operates a securities settlement system and, as such, is supervised by the Central Bank of Luxembourg.

        CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

        Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL's rules and procedures, to the extent received by its U.S. depository.

Euroclear

        Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

        Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.

        Clearing and Settlement.    Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

        Initial Distribution.    Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.

        Secondary Market.    Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.

        Custody.    Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the notes through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

        Custody Risk.    Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

Global Clearing and Settlement Procedures

Initial Settlement

        All of the notes will initially be registered in the name of Cede & Co., the nominee of DTC. CBL and Euroclear may hold omnibus positions on behalf of their participants through customers' securities accounts in CBL's and/or Euroclear's names on the books of their respective U.S. depository, which, in turn, holds such positions in customers' securities accounts in its U.S. depository's name on the books of DTC.

        Holders of the notes may hold their notes through DTC (in the United States) or CBL or Euroclear (in Europe) if they are participants of such systems, or directly through organizations that are participants in such systems.

        Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Investors electing to hold their notes through Euroclear or CBL accounts will follow the cross-border settlement procedures for the U.S. market. Notes will be credited to the securities clearance accounts of Euroclear and CBL holders either on the issue date or on the settlement day following the relevant issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Secondary Market

        Secondary market trading between DTC participants (other than U.S. depositories) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

        Secondary market trading between Euroclear participants and CBL customers will be settled using the procedures also applicable to conventional Eurobonds.

        Cross-market transfers between participants in DTC, on the one hand, and Euroclear participants or CBL customers, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CBL, as the case may be, by their respective depositories. Cross-market transactions will require delivery of instructions to Euroclear and CBL, as the case may be, by the counterparty in the relevant system in accordance with the rules and procedures and within the established deadlines of the relevant system. Euroclear or CBL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositories to support settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants or CBL customers may not deliver instructions directly to the depositories for Euroclear or CBL. After settlement has been completed, the securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or CBL customers' accounts. Due to time zone differences, credit for the securities will appear either on the same day or on the business day following the relevant DTC settlement day on the accounts of Euroclear participants or CBL customers, as the case may be. Therefore cash credit or debit on the Euroclear participants' or CBL customers' accounts, as the case may be, will be back-valued to, and the interest on the notes will accrue from, the value date (which would be the preceding day, i.e., the DTC settlement day). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or CBL cash credit or debit will be valued instead as of the actual settlement date.

        Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending securities to the applicable U.S. depository for the benefit of Euroclear participants or CBL customers. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

SUBSCRIPTION AND SALE

Subscription Agreement

        As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

        The notes will only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.

        European Economic Area.    We expect that each manager will represent and agree that in relation to each Relevant Member State, with effect from and including the Relevant Implementation Date, it has not made and will not make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State.

        For the purposes of this provision, the following expressions have the meanings specified:

  "offer of the notes to the public" in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State;

  "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State;

  "Relevant Member State" means each Member State of the European Economic Area which has implemented the Prospectus Directive, except Luxembourg; and

  "Relevant Implementation Date" means the date on which the Prospectus Directive is implemented in a Relevant Member State.

        United Kingdom.    We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        United States.    We expect that each manager will agree that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the

United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction. We expect that offers and sales of notes in the United States by the managers will be made through their registered broker-dealer affiliates.

        Japan.    We expect that each manager will acknowledge and agree that the notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the "Financial Instruments and Exchange Act") and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Canada.    The notes will not be qualified for sale under the securities laws and regulations of any province or territory of Canada. Each manager is expected to represent and agree that it has not offered, sold, distributed or delivered, and that it will not offer, sell, distribute or deliver, any notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to further agree to deliver to any dealer who purchases any notes from it a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered, sold, distributed or delivered, and it will not offer, sell, distribute or deliver, any such notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws or regulations of any province or territory of Canada and that it will deliver to any other dealer to whom it sells any of such notes a notice containing substantially the same statement as is contained in this sentence. Each manager is expected to agree not to distribute or deliver the prospectus or any other offering material relating to the notes in Canada in contravention of the securities laws or regulations of any province or territory of Canada. Each manager is expected to agree to furnish upon request a certificate stating that such manager has complied with the restrictions described above.

        Hong Kong.    We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes (except for notes which are a "structured product" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO")) other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong ("CO") or (iii) to "professional investors" within the meaning of the SFO and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a "prospectus" within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made under the SFO.

        Public Offer.    We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

        Conditions.    We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

        No Established Trading Market.    The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005, as amended (Luxembourg Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

        Stabilization.    In connection with this offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.

        These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

        It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the third New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within three New York business days would not be possible should consult their own advisors.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-214613

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

        KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, may from time to time offer debt securities. The securities may consist of notes or bonds. The securities also may, at the option of KfW, be convertible into other securities issued by KfW or exchangeable for securities of other issuers. The securities will be unconditional obligations of KfW.

        Pursuant to the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau), the securities will benefit from a statutory guarantee of the Federal Republic of Germany.

        For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2016

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC"). When we filed the registration statement, we used a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under "Where You Can Find More Information" below before you invest.

        References in this prospectus to "we" or "us" or similar expressions are to KfW. References to "KfW Bankengruppe" or "group" are to KfW and its consolidated subsidiaries. References to the "Federal Republic" and "Germany" are to the Federal Republic of Germany, and references to the "Federal Government" are to the government of the Federal Republic of Germany.

WHERE YOU CAN FIND MORE INFORMATION

        KfW files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW and the Federal Republic. You can inspect and copy this report at the Conventional Reading Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Conventional Reading Room. You can also obtain copies of the annual report at prescribed rates from the SEC's Conventional Reading Room. All filings made after November 4, 2002 are also available online through the SEC's EDGAR electronic filing system. Access to EDGAR can be found on the SEC's website at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference KfW's Annual Report on Form 18-K for the year ended December 31, 2015 (filed on May 4, 2016), as subsequently amended by amendments number one and two thereto (filed on August 4, 2016 and November 10, 2016) and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

        You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas, 60 Wall Street, Mailstop NYC60-1630, New York, New York 10005, Attention: Corporate Trust Department or to The Bank of New York Mellon, 225 Liberty Street, New York, New York 10286, USA, Attention: International Corporate Trust.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

FORWARD LOOKING STATEMENTS

        This prospectus, any prospectus supplement, any pricing supplement and any documents incorporated by reference in this prospectus may contain forward-looking statements. Statements relating to future events, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of these statements in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties, and actual results may differ materially from those contained in any forward-looking statements.

KFW

        The following summary information should be read in conjunction with the more complete information included in KfW's annual report on Form 18-K for the year ended December 31, 2015.

Overview

        KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government ("Federal Government") of the Federal Republic of Germany ("Federal Republic"). KfW promotes its financing activities under the umbrella brand name KfW Bankengruppe (KfW Group). It conducts its business in the following business sectors:

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  Mittelstandsbank (SME Bank) promotes small and medium-sized enterprises, business founders, start-ups and self-employed professionals;

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  Kommunal- und Privatkundenbank/Kreditinstitute (Municipal and Private Client Bank/Credit Institutions) provides housing-related loans and grants as well as financing for education to private individuals, offers financing for infrastructure projects, primarily for municipalities, and grants global funding instruments to promotional institutes of the German federal states (Landesförderinstitute) and other financial institutions;

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  Export and project finance: KfW IPEX-Bank GmbH ("KfW IPEX-Bank") offers customized financing for exports and project and corporate financing worldwide. KfW IPEX-Bank is a legally independent entity wholly owned by KfW;

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  Promotion of developing and emerging economies: KfW Entwicklungsbank (KfW Development Bank) is responsible for KfW's public sector development cooperation activities, and DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH (German Investment and Development Company, "DEG") finances private-sector investments in developing countries. DEG is a legally independent entity wholly owned by KfW; and

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  Financial markets, which comprises KfW's treasury, funding, asset management and other capital markets-related activities.

        KfW's offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany. KfW's telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, Germany, as well as a liaison office to the European Union ("EU") in Brussels, Belgium.

Ownership

        The Federal Republic holds 80% of KfW's subscribed capital, and the German federal states (each, a "Land" and together, the "Länder") hold the remaining 20%. The Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, or the "KfW Law") does not provide for shareholders' meetings; instead, the Board of Supervisory Directors assumes the responsibilities of a shareholders' meeting.

        Shares in KfW's capital may not be pledged; they may not be transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative shares of capital held by the Federal Republic and the Länder.

Legal Status

        KfW is organized under the KfW Law as a public law institution with unlimited duration. As a public law institution serving public policy objectives of the Federal Government, KfW itself is not subject to corporate taxes (although certain of its subsidiaries are), and as a promotional bank, KfW does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support its promotional activities. KfW is prohibited under the KfW Law from distributing profits, which are instead allocated to statutory reserves and to separately reportable reserves. KfW is generally also prohibited under the KfW Law from taking deposits or engaging in the financial commission business.

Relationship with the Federal Republic

Guarantee of the Federal Republic

        The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the "Guarantee of the Federal Republic"), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW's guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic's obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW's guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see "Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic" below.

Institutional Liability (Anstaltslast)

        KfW is a public law institution (Anstalt des öffentlichen Rechts). Accordingly, under the German administrative law principle of Anstaltslast, the Federal Republic, as the constituting body of KfW, has an obligation to safeguard KfW's economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to meet its obligations when due. Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW's obligations, including the obligations to the holders of securities issued by it or issued under KfW's guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament. See also "Responsibility of the Federal Republic for KfW — Institutional Liability (Anstaltslast)" below.

Understanding with the European Commission

        In order to clarify that the Federal Republic's responsibility for KfW's obligations was and is compatible with EU law prohibitions against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition held discussions which were formalized in an understanding reached on March 1, 2002. In the understanding with the European Commission, it was agreed that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from Anstaltslast and the Guarantee of the Federal Republic. The understanding acknowledged that KfW's role in providing financing for, in particular, small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its cooperation with developing countries, is promotional and thus compatible with EU rules.

        In the business sector of Export and project finance, the understanding with the European Commission required KfW to transfer to a legally independent subsidiary that portion of export finance and domestic and international project finance activities which the European Commission deemed to fall outside the scope of the promotional activities of KfW. The transfer of such activities was to be effected by December 31, 2007, and as from that date KfW has not been permitted to fund the subsidiary at other than market rates of interest or to extend to the subsidiary any benefits of Anstaltslast or the Guarantee of the Federal Republic.

        KfW continues to be permitted, however, to engage directly in the following promotional export and project finance activities:

  •
  implementation of international promotional programs, such as the interest-rate subsidized CIRR (Commercial Interest Reference Rate) and ASU (Aircraft Sector Understanding) schemes, which are recognized as promotional activities in accordance with the Organization for Economic Cooperation and Development (OECD) consensus;

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  participation in syndicated financing activities outside the EU, the European Economic Area and countries holding the status of official candidate for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

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  participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.

        The European Commission transformed the understanding into a decision, which the Federal Republic formally accepted. A part of the Promotional Bank Restructuring Act (Förderbankenneustrukturierungsgesetz) implemented the understanding with the European Commission and amended the KfW Law accordingly.

        On January 1, 2008, KfW IPEX-Bank, a limited liability corporation (Gesellschaft mit beschränkter Haftung) formed as a wholly owned subsidiary of KfW, commenced operations as a legally independent entity, thus satisfying the requirements set forth in the understanding with the European Commission. KfW IPEX-Bank conducts those export and project finance activities which the European Commission deemed to fall outside the scope of KfW's promotional activities directly and on its own behalf.

Supervision and Regulation

        The Federal Ministry of Finance, acting in consultation with the Federal Ministry for Economic Affairs and Energy, exercises legal supervision (Rechtsaufsicht) over KfW, i.e., it supervises KfW's compliance with applicable law and may adopt all necessary measures to ensure such compliance. Legal supervision primarily comprises supervision of compliance with the KfW Law and KfW's By-Laws, but also with all other applicable laws and regulations except for certain provisions of bank regulatory law. KfW's overall activities are supervised by its Board of Supervisory Directors, which consists of Federal Ministers, appointees of each of the two houses of Parliament, the Bundesrat and the Bundestag, and representatives of various sectors and institutions of the German economy.

        In addition to being subject to legal supervision by the Federal Ministries, in October 2013, KfW became subject to banking-specific supervision exercised by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, or "BaFin"). This supervision was established by a ministerial regulation (KfW-Verordnung, or "KfW Regulation"), which implements an amendment to the KfW Law that entered into force in July 2013. The KfW Regulation, while maintaining KfW's general exemption from bank regulatory law, specifies those provisions of bank regulatory law which are to apply to KfW by analogy and assigns the supervision of compliance with these provisions to BaFin. In exercising its supervision, BaFin cooperates with the German Central Bank (Deutsche Bundesbank) in accordance with normal bank supervisory procedures.

        In addition to compliance with the financial reporting and auditing standards generally applicable to banks in Germany, KfW, under the KfW Law, is subject to special auditing standards for government-owned entities set forth in the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). These special auditing standards require that KfW's annual audit, above and beyond its normal scope, cover the proper conduct of KfW's business by its management. The resulting auditor's report is to enable the Board of Supervisory Directors, the responsible Federal Ministries, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinion and to take action if required.

        Finally, as a government-owned entity, KfW is subject to audits by the Federal Court of Auditors with regard to its economical use of funds pursuant to the Budgeting and Accounting Act.

        KfW is generally exempt from bank regulatory laws and regulations, as it neither qualifies as a "credit institution" or "financial services institution" within the meaning of the German Banking Act (Gesetz über das Kreditwesen, or "KWG") nor as a "credit institution" within the meaning of relevant EU directives and regulations, including in particular the EU Capital Requirements Directive IV ("CRD IV") and the EU Capital Requirements Regulation ("CRR"). However, by operation of the KfW Regulation, considerable parts of the KWG and the CRR, including relevant implementing rules and regulations, apply by analogy to KfW. The analogous application of banking supervisory law to KfW has been phased in gradually, with the majority of the rules, regulations and enforcement powers described above only having become applicable as of January 1, 2016. The KfW Regulation takes into account KfW's special status as an entity not generally engaged in deposit taking, characterized by a low-risk profile in its lending business and benefiting from the Guarantee of the Federal Republic. It therefore provides for certain modifications and exceptions in connection with the analogous application of the relevant rules and regulations.

        The analogous application of EU and national bank regulatory law imposed by the KfW Regulation is without prejudice to KfW's status as a "public sector entity" within the meaning of Article 4 (8) of the CRR. This status confers certain advantages to KfW's refinancing activities given the fact that exposures to public sector entities held by banks are privileged as to capital requirements, large exposures limitations and liquidity measurement under EU and national bank regulatory law. Securities issued by KfW, such as bonds and notes, are in principle eligible in the EU as level 1 assets pursuant to Article 10(1)(c)(v) of the Commission Delegated Regulation (EU) 2015/61 of October 10, 2014.

USE OF PROCEEDS

        The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business.

DESCRIPTION OF SECURITIES

        The following briefly summarizes the terms and conditions of the securities offered by KfW as separate series of notes or bonds from time to time and the agency rules or agency agreements relating to such securities. Copies of the forms of the securities and the forms of agency rules and agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency rules or agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

General

        KfW's securities may be denominated, at its option, in euro, U.S. dollars, other currency or currencies or composite currencies, and/or amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

        The prospectus supplement and/or the pricing supplement that relate to your securities will specify the following terms:

  •
  the title of the securities;

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  the aggregate principal amount, and any limitation of that amount, of the securities;

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  the denominations in which KfW may issue the securities;

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  the currency or currencies of such denominations and the currency in which payments will be made;

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  the price at which the securities will be issued, expressed as a percentage of their principal amount;

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  the maturity date or dates of the securities;

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  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

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  the dates on which KfW must pay interest;

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  where and how KfW will pay principal, premium, if any, and interest on the securities;

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  whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

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  whether and in what circumstances KfW's obligations under the securities may be terminated;

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  whether the securities will be convertible into other securities issued by KfW or exchangeable for securities of other issuers;

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  whether any part or all of the securities will be issued in the form of one or more global securities and, if so, the identity of the depository for the global securities and the terms of the depository system;

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  the exchange or exchanges, if any, on which KfW will apply to have the securities listed;

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  any sinking fund provisions; and

  •
  any other terms of the securities.

        The prospectus supplement and/or pricing supplement relating to KfW's securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

        KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

        There will be a registrar and/or one or more paying agents or fiscal agents, generally referred to respectively as the "paying agent(s)," "fiscal agent(s)" or "agent(s)" for KfW in connection with the securities. The duties of the agents will be governed by the relevant agency rules or agency agreement. KfW may replace any agent and may appoint a different or additional agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW's agent and does not act as a trustee for the security holders nor does it have a trustee's responsibilities or duties to act for the holders in the way a trustee would. KfW itself may act as an agent in certain circumstances.

        The agent will maintain a register at an office in Frankfurt am Main, Luxembourg or in New York, as provided in the relevant agency rules or agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement and/or pricing supplement relating to the securities.

        Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

        There will be no "gross-up" provision which would require additional payments to be made in respect of the securities in the event that any withholding taxes are imposed.

Rank of Securities

        The securities will not be secured by any of KfW's property or assets and will not be subordinated to any of KfW's other general obligations. The securities will, therefore, rank equally with each other and with all of KfW's other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

        The agency rules and agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

        Any action or legal proceedings arising out of or in connection with the securities may be brought only in the District Court (Landgericht) in Frankfurt am Main.

 RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

        As discussed under "KfW — Relationship with the Federal Republic — Guarantee of the Federal Republic" above, under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable.

        The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under the Guarantee of the Federal Republic, nor has the Federal Republic consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions. The Federal Republic has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

        The Federal Republic may be sued in the courts of the Federal Republic, without any public official's or authority's consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

        As discussed under "KfW — Relationship with the Federal Republic — Institutional Liability (Anstaltslast)," under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW's obligations.

        The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation with respect to KfW itself. Under German law, if KfW were to default on an obligation, the Federal Republic would be required to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic and creditors of KfW do not have a claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW's obligations are fully backed by the credit of the Federal Republic.

DEBT RECORD

        Neither KfW nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

 FEDERAL REPUBLIC TAXATION

        The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

        Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Income Tax

Securities Held by Tax Residents as Private Assets

        Taxation of Interest.    Payments of interest on the securities to its holders who are tax residents of the Federal Republic (i.e.,  persons whose residence or habitual abode is located in the Federal Republic) are subject to German income tax. In each case where German income tax arises, a solidarity surcharge (Solidaritätszuschlag) is levied in addition to such tax. Furthermore, church tax may be levied, where applicable. If coupons or interest claims are disposed of separately (i.e., without the securities), the proceeds from the disposition are subject to income tax. The same applies to proceeds from the redemption of coupons or interest claims if the security is disposed of separately.

        On payments of interest on the securities to individual tax residents of the Federal Republic income tax is generally levied as a flat income tax at a rate of 25% (plus the solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, plus, if applicable, church tax). As from January 1, 2015, the church tax is generally levied by way of withholding unless the holder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (Bundeszentralamt für Steuern). The total investment income of an individual will be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly), not by a deduction of expenses actually incurred.

        If the securities are held in a custodial account which the security holder maintains with a German branch of a German or non-German bank or financial services institution or with a securities trading business or bank in the Federal Republic (the "Disbursing Agent") the flat income tax will be levied by way of withholding at the aforementioned rate from the gross interest payment to be made by the Disbursing Agent.

        In general, no withholding tax will be levied if the security holder is an individual (i) whose security does not form part of the property of a trade or business and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the security holder has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

        If no Disbursing Agent is involved in the payment process the security holder will have to include its income on the securities in its tax return and the flat income tax of 25% (plus the solidarity surcharge and, if applicable, church tax) will be collected by way of assessment.

        Payment of the flat income tax will generally satisfy any income tax liability (including the solidarity surcharge and, if applicable, church tax) of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%. In this case income-related expenses cannot be deducted from the investment income, except for the aforementioned annual lump sum deduction.

        Taxation of Capital Gains.    From January 1, 2009, also capital gains realized by individual tax residents of the Federal Republic from the disposition or redemption of the securities acquired after December 31, 2008 will be subject to the flat income tax on investment income at a rate of 25% (plus the solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, plus, if applicable, church tax), irrespective of any holding period. As from January 1, 2015, the church tax is generally levied by way of withholding unless the holder has filed a blocking notice with the German Federal Tax Office. This will also apply to securities on which the principal is effectively repaid in whole or in part although the repayment was not guaranteed.

        If the securities are held in a custodial account which the security holder maintains with a Disbursing Agent, the flat income tax will be levied by way of withholding from the difference between the redemption amount (or the proceeds from the disposition) and the issue price (or the purchase price) of the securities. If the securities have been transferred to the custodial account of the Disbursing Agent only after their acquisition, and no evidence on the acquisition data has been provided to the new Disbursing Agent by the Disbursing Agent which previously kept the securities in its custodial account, withholding tax will be levied on 30% of the proceeds from the disposition or redemption of the securities.

        If no Disbursing Agent is involved in the payment process, the security holder will be required to include capital gains from the disposition or redemption of the securities in its tax return and the flat income tax of 25% (plus the solidarity surcharge and, if applicable, church tax) will be collected by way of assessment.

        Payment of the flat income tax will generally satisfy any income tax liability (including the solidarity surcharge and, if applicable, church tax) of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%. In this case income-related expenses cannot be deducted from the investment income, except for the aforementioned annual lump sum deduction.

Securities Held by Tax Residents as Business Assets

        Payments of interest on the securities and capital gains from the disposition or redemption of securities held as business assets by German tax resident individuals or corporations (including via a partnership, as the case may be), are generally subject to German income tax or corporate income tax (in each case plus the solidarity surcharge and, if applicable, church tax). The interest and capital gain will also be subject to trade tax if the securities form part of the property of a German trade or business.

        If the securities are held in a custodial account which the security holder maintains with a Disbursing Agent, tax at a rate of 25% (plus the solidarity surcharge of 5.5% of such tax and, if applicable, church tax) will also be withheld from interest payments on securities and, since January 1, 2009, generally also from capital gains from the disposition or redemption of securities held as business assets. In these cases the withholding tax does not satisfy the income tax liability of the security holder, as in the case of the flat income tax, but will be credited as advance payment against the personal income or corporate income tax liability (plus the solidarity surcharge and, if applicable, against the church tax) of the security holder.

        With regard to capital gains no withholding will generally be required in the case of securities held by corporations resident in Germany, provided that in the case of corporations of certain legal forms the status of corporation has been evidenced by a certificate of the competent tax office, and upon application in the case of securities held by individuals or partnerships as business assets.

Securities Held by Non-Residents

        Interest and capital gains are not subject to German taxation in the case of non-residents (i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in the Federal Republic), unless the securities form part of the business property of a permanent establishment maintained in the Federal Republic. Interest may, however, also be subject to German income tax if it otherwise constitutes income taxable in the Federal Republic such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate.

        Non-residents of the Federal Republic are, in general, exempt from German withholding tax on interest and capital gains and from solidarity surcharge thereon. However, if the interest or capital gain is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax will be levied as explained above under "— Securities Held by Tax Residents as Private Assets" or under "— Securities Held by Tax Residents as Business Assets," respectively.

Inheritance and Gift Tax

        No inheritance or gift taxes with respect to any security will generally arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax (Vermögensteuer) is not levied in the Federal Republic.

        Please note that depending on the terms of the relevant securities, an investor may only realize a negative yield. This would be associated with the following tax consequences:

        Security holders will only realize a taxable capital gain if they receive, upon a disposal of the securities, an amount in excess of the issue price (or the purchase price they paid for the securities).

        Contrary thereto, security holders who subscribe securities at the issue price and hold these securities until their final maturity will realize a loss. The tax treatment of such losses is not entirely clear:

        If the securities are held by tax residents as private assets, recently published statements of the German tax authorities regarding "negative interest" incurred on bank deposits made by private investors arguably imply that such losses cannot be fully deducted; such losses are rather treated as expenses in connection with capital investment income and, are, consequently not tax-deductible except for an annual lump-sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly).

        If the securities are held by tax residents as business assets, recently published statements of the German tax authorities regarding "negative interest" incurred on bank deposits made by business investors arguably imply that such losses are generally tax deductible.

UNITED STATES TAXATION

        This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as "notes." This discussion is the opinion of Sullivan & Cromwell LLP, United States counsel to KfW. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you hold your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a regulated investment company;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes;

  •
  a person that purchases or sells notes as part of a wash sale for tax purposes;

  •
  a person liable for alternative minimum tax;

  •
  a United States expatriate; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This discussion deals only with notes that (i) are due to mature 30 years or less from the date on which they are issued, (ii) are properly treated as debt for U.S. federal income tax purposes and (iii) do not provide for any payment that is wholly or partially contingent upon, or determined by reference to, the performance of U.S. equities. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue, that may not be treated as debt for U.S. federal income tax purposes or that provide for any payment that is wholly or partially contingent upon, or determined by reference to, the performance of U.S. equities will be discussed in an applicable prospectus supplement and/or pricing supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the "Code," its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

        This section describes the tax consequences to a "United States holder." A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this section does not apply to you, and you should see "— United States Alien Holders" below for information that may apply to you.

Payments of Interest

        Except as described below in the case of interest on a "discount note" that is not "qualified stated interest," each as defined under "— Original Issue Discount — General" below, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

        Interest paid on, and original issue discount (as described under "— Original Issue Discount" below) accrued with respect to the notes described in this prospectus constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will, depending on your circumstances, be either "passive" or "general" income for purposes of calculating the foreign tax credit.

        Cash Basis Taxpayers.    If you are a taxpayer that uses the "cash receipts and disbursements" method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you would recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

        Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to a foreign currency by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

        General.    If you own a note, other than a short-term note with a term of one year or less, it would be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "— Variable Rate Notes" below.

        In general, your note is not a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note would have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you would include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "— Election to Treat All Interest as Original Issue Discount." You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

  •
  the amount of the principal payment made

  divided
  by:

  •
  the stated principal amount of the note.

        Inclusion of Original Issue Discount in Income.    Generally, if your discount note matures more than one year from its date of issue, you would include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you would include in income is calculated using a constant-yield method, and generally you would include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you would include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by:

  •
  multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

  •
  subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

        You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

  •
  adding your discount note's issue price and any accrued OID for each prior accrual period; and then

  •
  subtracting any payments previously made on your discount note that were not qualified stated interest payments.

        If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you would allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you would increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of OID allocable to the final accrual period is equal to the difference between:

  •
  the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

  •
  your note's adjusted issue price as of the beginning of the final accrual period.

        Acquisition Premium.    If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "— General," the excess is acquisition premium. If you do not make the election described below under "— Election to Treat All Interest as Original Issue Discount," then you would reduce the daily portions of OID by a fraction equal to:

  •
  the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of the note divided
  by:

  •
  the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note's adjusted issue price.

        Pre-Issuance Accrued Interest.    An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

  •
  a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

  •
  the first stated interest payment on your note is to be made within one year of your note's issue date; and

  •
  the payment would equal or exceed the amount of pre-issuance accrued interest.

        If this election is made, a portion of the first stated interest payment would be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

        Notes Subject to Contingencies Including Optional Redemption.    Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you would determine the yield and maturity of your note by assuming that the payments would be made according to the payment schedule most likely to occur if:

  •
  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

  •
  one of such schedules is significantly more likely than not to occur.

        If there is no single payment schedule that is significantly more likely than not to occur other than because of a mandatory sinking fund, you would include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

        Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

  •
  in the case of an option or options that we may exercise, we would be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

  •
  in the case of an option or options that you may exercise, you would be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules would apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

        If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you would redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

        Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "— General," with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "— Notes Purchased at a Premium," or acquisition premium.

        If you make this election for your note, then, when you apply the constant-yield method:

  •
  the issue price of your note would equal your cost;

  •
  the issue date of your note would be the date you acquired it; and

  •
  no payments on your note would be treated as payments of qualified stated interest.

        Generally, this election will apply only to the note for which you make it; however, if the note has amortizable bond premium, you would be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or thereafter. Additionally, if you make this election for a market discount note, you would be treated as having made the election discussed below under "— Market Discount" to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

        Variable Rate Notes.    Your note would be a variable rate note if:

  •
  your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

  (1)
  0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

  (2)
  15 percent of the total noncontingent principal payments; and

  •
  your note provides for stated interest, compounded or paid at least annually, only at:

  (1)
  one or more qualified floating rates;

  (2)
  a single fixed rate and one or more qualified floating rates;

  (3)
  a single objective rate; or

  (4)
  a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

  •
  the value of any variable rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        Your note would have a variable rate that is a qualified floating rate if:

  •
  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

  •
  the rate is equal to such a rate either:

  (1)
  multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35; or

  (2)
  multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

        If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

        Your note would not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the note or such restrictions are not reasonably expected to significantly affect the yield on the note.

        Your note would have a variable rate that is a single objective rate if:

  •
  the rate is not a qualified floating rate; and

  •
  the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

        Your note would not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term would be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

        An objective rate as described above is a qualified inverse floating rate if:

  •
  the rate is equal to a fixed rate minus a qualified floating rate; and

  •
  the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

        Your note would also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  •
  the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

  •
  the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

        In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

        If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally would determine the interest and OID accruals on your note by:

  •
  determining a fixed rate substitute for each variable rate provided under your variable rate note;

  •
  constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

  •
  determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

  •
  adjusting for actual variable rates during the applicable accrual period.

        When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

        If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally would determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note would be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

        Short-Term Notes.    In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you would be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note would be ordinary income to the extent of the accrued OID, which would be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you would be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

        When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

        Foreign Currency Discount Notes.    If your discount note is denominated in or determined by reference to a foreign currency, you would determine OID for any accrual period on your discount note in the foreign currency, and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "— Payments of Interest." You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

        You would be treated as if you purchased your note, other than a short-term note, at a market discount, and your note would be a market discount note if the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity.

        To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

        If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

        You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. For these purposes, if your note is denominated in or determined by reference to a foreign currency, the accrued market discount will be computed in that foreign currency and then translated into U.S. dollars based on the exchange rate at that time. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it would apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. In addition, if you make this election and your note is denominated in or determined by reference to a foreign currency, the amount of market discount that will accrue will be computed in that foreign currency and then translated into U.S. dollars based on the average exchange rate for the accrual period. In such case, you may recognize ordinary income or loss attributable to changes in exchange rates in the same manner as stated interest accrued by an accrual basis United States holder, as described under "— Payments of Interest" above. You may not revoke the election to include market discount in income currently without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

        If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Notes Purchased at a Premium

        If you purchase your note for an amount in excess of its stated redemption price at maturity, you may elect to treat the excess as amortizable bond premium (and, if such note is a discount note, you will not be required to include any OID in income, regardless of whether you make this election). If you make this election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your note by the amount of amortizable bond premium allocable to that accrual period, based on your note's yield to maturity. If the amortizable bond premium allocable to an accrual period exceeds your interest income from the notes for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the notes in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which the notes are sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess. If your note is denominated in, or determined by reference to a foreign currency, you would compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium would reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies, or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "— Original Issue Discount — Election to Treat All Interest as Original Issue Discount."

Purchase, Sale and Retirement of the Notes

        Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

  •
  adding any OID or market discount previously included in income with respect to your note; and then

  •
  subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest on your note or gave rise to a deduction on your note.

        If you purchase your note with foreign currency, the U.S. dollar cost of your note would generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note would be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize would be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, would determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

        You will recognize capital gain or loss when you sell or retire your note, except to the extent:

  •
  described above under "— Original Issue Discount — Short-Term Notes" or "— Market Discount;"

  •
  the rules governing contingent payment obligations apply; or

  •
  attributable to changes in exchange rates as described below.

        Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

        You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

        If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency would equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). However, if you are an accrual basis taxpayer and do not make the election referred to in the preceding sentence, you may thereafter be required to recognize foreign currency gain or loss in respect of the difference between the U.S. dollar value of the currency received on the trade date and the settlement date. If you purchase foreign currency, you generally would have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally would be ordinary income or loss and generally would be United States source gain or loss.

Medicare Tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Indexed Notes, Amortizing Notes and Notes Convertible or Exchangeable Into Other Securities

        The applicable prospectus supplement and/or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index, and notes that are subject to the rules governing contingent payment obligations, amortizing notes, and notes that are convertible or exchangeable into other securities.

United States Alien Holders

        This section describes the tax consequences to a United States alien holder of notes described in this prospectus. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder, this section does not apply to you.

Payments of Interest

        Subject to the discussion of backup withholding below, payments of interest, including OID, on a note paid to you are exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

  •
  you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

  •
  you both:

  •
  have an office or other fixed place of business in the United States to which the interest is attributable; and

  •
  derive the interest in the active conduct of a banking, financing or similar business within the United States or are a corporation with a principal business of trading in stocks and securities for your own account.

Purchase, Sale, Retirement and Other Disposition of the Notes

        You generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

U.S. Federal Estate Tax

        For purposes of the U.S. federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

        United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Foreign Financial Assets Reporting

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Foreign Account Tax Compliance Withholding

        Certain non-U.S. financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. Non-United States financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of notes and to withhold on a portion of payments under the notes to certain holders that fail to comply with the relevant information reporting requirements (or hold notes directly or indirectly through certain non-compliant intermediaries). However, such withholding would generally not apply to payments made before January 1, 2019, unless such payments are characterized from sources within the United States. Moreover, such withholding would generally only apply to notes issued at least six months after the date on which final regulations implementing such rule are enacted. Holders are urged to consult their tax advisors and any banks or brokers through which they will hold notes as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

        If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a note within the United States, and the payment of proceeds to you from the sale of a note effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

        Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

 PLAN OF DISTRIBUTION

        KfW may sell securities either:

  •
  through underwriters or dealers; or

  •
  directly to one or a limited number of institutional purchasers.

        The applicable prospectus supplement or pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW from the sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

        If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Under agreements entered into with KfW, underwriters may be entitled to indemnification by KfW against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW in the ordinary course of business.

VALIDITY OF SECURITIES

        The validity of the securities will be passed upon on behalf of KfW by the Legal Department of KfW and on behalf of any underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Frankfurt am Main.

        All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the Legal Department of KfW and are included upon its authority.

        KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and any underwriters are also being represented by Simpson Thacher & Bartlett LLP, New York, New York. As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the Legal Department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, respectively.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

        The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The U.S. Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the U.S. federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a U.S. state or federal court may not be enforceable in a German court if based on jurisdiction based on the U.S. Foreign Sovereign Immunities Act or if based on the U.S. federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the Federal Republic is not subject to attachment or to seizure.

 ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

        KfW is located in Germany and the members of the Executive Board and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against those persons, including judgments predicated upon civil liabilities under the U.S. securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of U.S. courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        The name and address of the authorized representative of KfW and the Federal Republic in the United States for the purposes of the Securities Act of 1933 in connection with the registration statement of which this prospectus is a part is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Mr. Christof Harzer in his official capacity as Ministerialrat in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the EU on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

$3,000,000,000

2.875% Global Notes due 2028

Pricing Supplement

BofA Merrill Lynch
J.P. Morgan
TD Securities

January 26, 2018